Exhibit 99.4

December 12, 2025

Board of Directors
Kimberly-Clark Corporation
351 Phelps Drive
Irving, Texas 75038

Re:
Amendment No. 1 to the Registration Statement on Form S-4 of Kimberly-Clark Corporation relating to Kimberly-Clark Corporation common stock, par value $1.25, filed on December 12, 2025 (the “Registration Statement”)

Members of the Board of Directors:

Reference is made to our opinion letter, dated November 2, 2025 (“Opinion Letter”), with respect to the fairness to Kimberly-Clark Corporation (the “Company”), from a financial point of view of the Merger Consideration (as defined in the Opinion Letter) to be paid by the Company for the shares of Kenvue common stock in the Transaction (as defined in the Opinion Letter).

The Opinion Letter is provided for the information and assistance of the board of directors of the Company, in its capacity as such, in connection with and for the purposes of its evaluation of the Transaction. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of Financial Advisors—Opinion of PJT Partners, K-C’s Financial Advisor”, “The Mergers—Recommendation of the K-C Board of Directors and Reasons for the Mergers”, “The Mergers—Background of the Mergers”, “The Mergers—Opinions of K-C’s Financial Advisors—Opinion of PJT Partners”, “Certain Unaudited Prospective Financial Information” and to the inclusion of the Opinion Letter in the joint proxy statement/prospectus included in the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the board of directors of the Company, including any committee thereof, or the Company without our prior consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

[Signature page follows]

280 Park Avenue   |   New York, NY 10017   |   t. +1.212.364.7800   |   pjtpartners.com

Very truly yours,

/s/ PJT Partners LP
PJT Partners LP